EXHIBIT 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
DAKTRONICS, INC.

Pursuant to the provisions of South Dakota Codified Laws and the South Dakota Business Corporation Act, the undersigned corporation adopts the following Amended and Restated Articles of Incorporation as follows, to-wit:

The following Amended and Restated Articles of Incorporation shall supersede and take the place of the existing Amended and Restated Articles of Incorporation and all amendments thereof:

ARTICLE 1 - NAME

1.1The name of the corporation shall be Daktronics, Inc.

ARTICLE 2 - DURATION

2.1The duration of the corporation shall be perpetual.

ARTICLE 3 - PURPOSE

3.1The corporation is organized for general business purposes.

ARTICLE 4 - STOCK

4.1The aggregate number of shares of stock which the corporation shall have the authority to issue shall be one-hundred twenty million (120,000,000) shares, each without par value, and which shall consist of one-hundred fifteen million (115,000,000) shares of common stock and five million (5,000,000) shares of undesignated stock. The Board of Directors of the corporation is authorized to establish from the shares of undesignated stock, by resolution adopted and by articles of amendment filed in the manner provided by law, one or more classes or series of shares, to designate each such class or series (which may include, but is not limited to, designation as additional shares of common stock), and to fix the relative rights and preferences of each such class or series.

4.2The Board of Directors may, at any time and from time to time, issue and sell for such consideration as may be permitted by law, any and all of the authorized shares of the stock of the corporation not then issued, any and all treasury shares, and any and all of any stock of any class that may hereafter be authorized.

ARTICLE 5 - NO PREEMPTIVE RIGHTS

5.1The shareholders of the corporation shall not have preemptive rights to acquire additional or treasury shares of stock of the corporation, or obligations of the corporation or rights convertible into such shares.

ARTICLE 6 - REGISTERED OFFICE AND AGENT

6.1The street address of the principal and registered office of the corporation shall be 201 Daktronics Drive, Brookings, South Dakota 57006, and the name of its registered agent shall be its Chief Executive Officer.

6.2The Board of Directors shall have the authority to change the street address and name of the registered agent of the corporation pursuant to the procedure set forth in the South Dakota Business Corporation Act, or its successor.

ARTICLE 7 - DIRECTORS

7.1The Board of Directors shall consist of a minimum of seven (7) or more members divided into three (3) classes, designated Class A, Class B and Class C, with each class to be as nearly equal in number as possible, with the term of office of the initial Class A members to expire at the first annual meeting after their election; the term of the initial Class B members to expire at the second annual meeting after their election; and the term of the initial Class C members to expire at the third annual meeting after their election. At each annual meeting of shareholders, directors chosen to succeed whose terms then expire shall be elected for a full term of three (3) years.

7.2The Board of Directors shall have the power and authority to take any action required or permitted of it by law and by these Articles of Incorporation.

7.3The liability of the corporation's directors to the corporation or its shareholders shall be eliminated to the fullest extent permitted by the South Dakota Business Corporation Act, as the same exists or may be amended from time to time. In particular, and without limiting the effect of the foregoing sentence, a director of the corporation shall not be liable to the corporation or its shareholders for money damages for any action taken, or any failure to take any action, as a director, except (i) liability for the amount of a financial benefit received by a director to which the director is not entitled; (ii) an intentional infliction of harm on the corporation or its shareholders; (iii) a violation of Section 162 of the South Dakota Business Act relating to unlawful distributions; or (iv) an intentional violation of criminal law. If the South Dakota Business Corporation Act, or any succeeding statutory authority, is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the South Dakota Business Corporation Act or any succeeding statutory authority. Any repeal or modification of this Section 7.3 by the shareholders of the corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the corporation at the time of such repeal or modification.

ARTICLE 8 - INDEMNIFICATION

8.1The corporation shall indemnify its officers and directors to the fullest extent authorized or permitted by the South Dakota Business Corporation Act or any other applicable laws as may from time to time be in effect, as the same exist or may be amended from time to time. The corporation may indemnify its employees, agents and other persons from time to time as determined by the Board of Directors.

8.2Any repeal or modification of this Article 8 by the shareholders of the corporation shall be prospective only and shall not adversely affect the indemnification of any person who is entitled to indemnification at the time of such repeal or modification.

8.3The indemnification provided in this Article 8, under the South Dakota Business Corporation Act, and under any other applicable laws shall not be deemed exclusive of any other rights to which those indemnified may be entitled by any Bylaw, agreement, vote of shareholders or directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such a person.

ARTICLE 9 - BYLAWS

9.1The Board of Directors may make and amend bylaws which may contain any provision relating to the management of the business or the regulation of the affairs of the corporation not inconsistent with law or the Articles of Incorporation. The power to adopt, amend or repeal the bylaws shall be vested in the Board, subject to any right under applicable law of the corporation's shareholders to propose or adopt any bylaws or amendments to the corporation's bylaws.

ARTICLE 10 - SHAREHOLDERS

10.1A majority of the shares entitled to vote on a matter, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders.

10.2If a quorum is present, the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholders, unless the vote of a greater number or voting classes is required by the South Dakota Business Corporation Act.

ARTICLE 11 - POWERS

11.1The corporation shall have the unlimited power to engage in and to do any act necessary or incidental to the carrying out of its purposes, together with the power to do or perform any acts consistent with or which may be implied from the powers expressly conferred upon corporations by the South Dakota Business Corporation Act.

ARTICLE 12 - AMENDMENT

12.1These Articles of Incorporation may be amended in the manner provided in the South Dakota Business Corporation Act, as the same exists or as that statute may be amended from time to time.

VERIFICATION

The foregoing Amended and Restated Articles of Incorporation of Daktronics, Inc. were duly adopted by the holders of common stock of Daktronics, Inc. at a meeting of the shareholders held, pursuant to proper notice thereof, on August 21, 2013, at which a quorum was present. Of the 42,497,499 shares of common stock of Daktronics, Inc. issued and outstanding and entitled to vote theron, the holders of 35,946,981 shares voted for and the holders of 461,078 shares voted against the foregoing Amended and Restated Articles of Incorporation of Daktronics, Inc.

DAKTRONICS, INC.

By: /s/ James B. Morgan
James B. Morgan, President
(NO SEAL)
By: /s/ Carla S. Gatzke
Carla S. Gatzke, Secretary

STATE OF SOUTH DAKOTA )
) SS.
COUNTY OF BROOKINGS )

On this 30th day of August, 2013, before me, a Notary Public within and for said State and County, personally appeared James B. Morgan and Carla S. Gatzke, who, being by me first duly sworn, declared that they are the President and Secretary, respectively, of Daktronics, Inc., that they signed the foregoing document as President and Secretary of the corporation, and that the statements therein contained are true and correct.

Audrey Kress
Notary Public

My Commission Expires: 12/07/2016